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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is made this 1st day of June, 2002 (the "Agreement"), by and between ARMKEL, LLC, a Delaware limited liability company (the "Employer"), and ADRIAN HUNS, an individual, residing at 31 Planters Row, Skillman, NJ 08858 (the "Employee"), to be effective as of June 1, 2002 (the "Effective Date").

                                   WITNESSETH

            WHEREAS, the Employer is a joint venture between Church & Dwight Co., Inc. ("C&D") and Kelso & Company ("Kelso");

            WHEREAS, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of May 7, 2001, between Armkel, LLC and Carter-Wallace, Inc. ("C-W"), the Employer acquired the assets comprising the consumer products business of C-W (the "Transaction");

            WHEREAS, prior to the acquisition, the Employee was an executive with C-W and was a party to a Change in Control Agreement with C-W dated as of September 28, 1998, and amended as of January 27, 2000 (collectively, the "CIC Agreement");

            WHEREAS, as part of the Asset Purchase Agreement, the Employer sent the Employee a letter dated as of September 28, 2001, confirming its commitment to honor certain C-W obligations concerning the C-W Corporate Officer Medical Expense Reimbursement Plan, Personal Financial Counseling Policy, and Split Dollar life insurance (the "Assurance Letter");

            WHEREAS, following the close of the Transaction, the Employee became the President of the Employer's International Consumer Products Division (the "President");

            WHEREAS, the parties wish to enter into an agreement (the "Agreement") governing the terms and conditions of the Employee's employment with the Employer;

            WHEREAS, the parties hereto desire to provide for the transition from the Employer to C&D in the event C&D purchases Kelso's entire interest in the Employer;

          WHEREAS, the parties hereto desire this Agreement to supersede all prior agreements governing the Employee's employment, including, without limitation, the CIC Agreement, Assurance Letter, and the Asset Purchase Agreement;

            NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee hereby agree as follows:

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            1.    Effectiveness; Employment, Duties and Agreements.

            (a) As of the Effective Date, this Agreement shall supersede any other previous written or oral employment, severance, change in control, employee benefit or other agreements or arrangements between the Employee and the Employer or C-W, and the Employee hereby waives his rights under any and all such agreements (including, without limitation, the CIC Agreement, Assurance Letter, and Asset Purchase Agreement), and releases and agrees to hold harmless the Employer, C-W, and C&D, and their respective employees, officers, directors, shareholders, agents, representatives, affiliates, successors, and assigns, from any and all liability, cost, expense, cause of action, claims, or obligation thereunder.

            (b) During the term of this Agreement, the Employer hereby agrees to employ the Employee as the President of its International Consumer Products Division, subject to the provisions of Article 3.

                  The Employee hereby accepts such position and agrees to serve the Employer as the President of its International Consumer Products Division. The Employee shall report to the Chief Executive Officer of the Employer (the "CEO"). The Employee shall have the rights, duties and responsibilities as set forth in this Agreement, and other duties and responsibilities commensurate with his position or as determined by the CEO. The Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the CEO and all applicable policies and rules of the Employer. The Employee's primary offices shall be located at the Employer's offices in Princeton, New Jersey or such other location as the Employer may determine. During the Employee's employment hereunder, the Employer shall reimburse the Employee, upon receipt of proper documentation, for reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder in accordance with the Employer's usual policies and practices.

            (c) Until the Employee's termination of employment with the Employer, the Employee shall, subject to Section 1(d) below, devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

            (d) While an employee of the Employer, the Employee may not, without the prior written consent of the CEO, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization and (ii) manage his personal, financial and legal affairs, so long as such activities do not interfere with the performance of his duties and responsibilities to the Employer as provided hereunder.


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            2.    Compensation/Vacation.

            As compensation for the agreements made by the Employee herein (including, without limitation, his waiver of his rights under the CIC Agreement, Assurance Letter, and Asset Purchase Agreement, and his release of the Employer, C&D, and C-W with respect thereto), and the performance by the Employee of his obligations hereunder, the Employer shall pay the Employee the following compensation and benefits:

            (a) Not less than once a month pursuant to the Employer's normal and customary payroll procedures, a base salary at the rate of $275,000 per annum (the "Base Salary"), beginning June 1, 2002.

            (b) The Employee shall be paid a cash sign-on bonus of $600,000 upon the later of the first business day after the Effective Date or the date this Agreement is signed.

            (c) The Employee will be eligible to participate in the group medical, dental, retirement, disability, and life insurance, and any other benefit plans or programs made available to other similarly situated employees of the Employer in the country where the Employee is located.

            (d) The Employee will be eligible for an annual incentive compensation award ranging from 0%-110% of Base Salary, with a target bonus of 55% of Base Salary (the "Target Bonus") based on the achievement of performance goals established by the Compensation Committee of the Employer's Board of Directors. Should such bonus be awarded, it will be paid in accordance with the Employer's usual practices and, subject to Section 5(b), shall be paid only if the Employee is an employee of the Employer on the date it is scheduled to be paid.

            (e) The Employee shall be paid a cash retention bonus of $600,000 on October 1, 2003, provided that the Employee is an employee of the Employer on such date.

            (f) During the term of this Agreement, if C&D purchases Kelso's entire interest in the Employer (the "Kelso Transaction"), the Employee shall receive a bonus (the "Change of Control Bonus") equal to $930,000 plus an "equity appreciation award," if any, based on the return on Kelso's equity investment in the Employer ("ROE"). The ROE (denominated as a percentage) shall be determined by the Employer in its sole and absolute discretion within a reasonable time following the close of the Kelso Transaction. After the Employer determines the ROE, the equity appreciation award shall be calculated by multiplying $270,000 by the ratio of the ROE less 23, divided by 10. Provided, however, that the equity appreciation award shall not be less than zero ($0) nor more than $270,000. The determination of the equity appreciation award may be expressed mathematically as follows:

            Equity Appreciation Award = $270,000 * [(ROE - 23)/10], where ROE cannot be less than 23 nor more than 33.


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            The Employee shall be paid the Change of Control Bonus over a twenty-four (24) month period following the Kelso Transaction with (i) one-third payable upon the close of the Kelso Transaction, (ii) one-third payable twelve
(12) months after the close of the Kelso Transaction and, (iii) one-third payable twenty-four (24) months after the close of the Kelso Transaction. The Change of Control Bonus will be paid in cash.

            (g) The Employee hereby agrees to the assignment of his split dollar life insurance policy and any cash build-up thereunder from C-W to the Employer.

            (h) The Employee shall receive 5 weeks of paid annual vacation, per calendar year, prorated for any partial year, subject to the Employer's normal vacation policy.

            3. At-Will Status. The Employee shall be an at-will employee of the Employer, provided that severance benefits may be paid in accordance with
Section 5(b) hereof upon the Employee's termination of employment with the Employer for any of the reasons specified in such Section 5(b). The Employee's employment hereunder shall terminate upon the earliest to occur of the following events:

            (a) Death. The Employee's employment hereunder shall terminate upon his death.

            (b) Disability. The Employer shall be entitled to terminate the Employee's employment hereunder for "Disability." For purposes of this Agreement, the Employee shall be subject to a "Disability" if (i) as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to perform his duties hereunder, or the Employer reasonably determines that the Employee will not be able to substantially perform his duties hereunder, for a period of three (3) consecutive months or for 90 days within any 365-day period, and (ii) within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 3-month or 90/365-day period, as the case may be, the Employee shall not have returned to the performance of his duties on a full-time basis to the reasonable satisfaction of the Employer. Such inability or incapacity to perform the duties hereunder shall be documented to the reasonable satisfaction of the CEO or his delegate by correspondence from physicians acceptable to the CEO or his delegate.

            (c) Cause. The Employer (except as provided herein) may terminate the Employee's employment for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) a material violation by the Employee of this Agreement;
(ii) excessive absenteeism or the failure by the Employee to satisfactorily perform his duties hereunder; (iii) the Employee's insubordination, misconduct, gross negligence, or material violation of the Employer policies, work rules, or codes of conduct; (iv) fraud, dishonesty, theft, embezzlement, or the indictment (or plea of guilty or nolo contendre) of the Employee of a felony or any other crime involving moral turpitude; or (v) illegal use of drugs or abuse of alcohol. Notwithstanding the forgoing, no act or omission described in (i),
(ii), or (iii) above shall constitute "Cause" unless the Employer notifies the Employee in writing of the acts or omissions that the Employer believes constitute Cause, and the Employee fails to cure such acts or omissions to the Employer's satisfaction within 72 hours of receiving such notice.


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            (d)   Voluntary Termination. The Employee's employment hereunder may be terminated at any time by the Employee for Good Reason (as defined in Section 5(c) or for any reason other than Good Reason upon thirty (30) days written notice to the Employer.

            (e) Involuntary Termination. The Employer may terminate the Employee's employment for any reason not constituting Cause, subject to the terms of Section 5(c).

            4.    Termination Procedure.

            (a) Notice of Termination. Any termination of the Employee's employment by the Employee or the Employer (other than termination pursuant to Section 3(a)) shall be communicated by written "Notice of Termination" to the Employee or the Employer in accordance with Section 10(a).

            (b) Date of Termination. "Date of Termination" shall mean the actual date the Employee's employment with the Employer ends.

            5.    Termination Payments.

            (a) For Cause or Voluntary Termination. If the Employee's employment is terminated by the Employer for Cause or the Employee voluntarily terminates employment with the Employer other than for Good Reason, the Employer shall pay to the Employee any unpaid Base Salary and vacation pay unused up to the Date of Termination, and shall have no further obligations hereunder.

            (b) Death or Disability. If the Employee's employment with the Employer is terminated due to death or Disability, the Employer shall pay the Employee (or, in the case of his death, his estate or beneficiary) (i) any unpaid Base Salary and unused vacation; and (ii) a pro rata portion of the Target Bonus for the portion of the year he was actively at work prior to his death or Disability, based on the Employer's and the Employee's actual performance during such portion of the year, and the Employer shall have no further obligations hereunder.

            (c) Termination Not for Cause or Voluntary Termination for Good Reason. If the Employee's employment with the Employer is terminated by the Employer not for Cause or by the Employee for Good Reason, the Employer shall provide the Employee severance benefits of (i) any accrued but unpaid Base Salary and vacation pay through the Date of Termination; (ii) the Retention Bonus (if not yet paid); and (iii) the Change of Control Bonus (if not yet paid), but which shall only become payable one-third upon the Closing of the Kelso Transaction, one-third twelve months later, and one-third twenty-four months thereafter. Moreover, for purposes of determining the Change of Control Bonus for this Section, the equity appreciation award component thereof shall be deemed to be zero ($0), and thus the Change of Control Bonus shall be fixed at $930,000. No part of this Change of Control Bonus shall be payable until the Closing of the Kelso Transaction, and then shall be payable over the time period provided above. In addition, if such termination occurs after October 1, 2003, the Employer shall also pay to the Employee (iv) 100% of the Employee's then current Base Salary (in accordance with the


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Employer's normal payroll practices); and (v) the Target Bonus determined under
Section 2(d) for the year in which the Date of Termination occurs, such amount to be paid in accordance with the Employer's usual practices. Payments under this Section 5(c) shall be contingent upon the Employee executing a waiver and release of claims acceptable to the Employer in its discretion. If the Employee violates any provision of Section 6 or 7 hereof, the Employee shall not be entitled to receive any amounts under this Section, and any amounts previously paid shall be forfeited and returned to the Employer. Other than as provided in this Section 5(c), the Employer shall have no further obligations to the Employee.

            For purposes of this Agreement, "Good Reason" means (i) any reduction in the Employee's Base Salary or Target Bonus opportunity; (ii) required relocation to which the Employee does not consent of more than 45 miles (provided that extensive travel shall not count as a relocation for this purpose); or (iii) a transfer of significant international country responsibilities previously handled by the Employee to another executive of the Employer, provided that this clause (iii) shall not apply to (A) a sale or other transfer of all or part of the Employer's international business units, or (B) the Kelso Transaction. In addition, the occurrence of the Kelso Transaction shall not be deemed a termination of the Employee's employment with the Employer.

            6. Confidential Information and Inventions. As a condition to the effectiveness of this Agreement, the Employee shall execute the Employer's Confidential Information and Inventions Agreement. Any violation of such agreement shall also be deemed a violation of this Agreement.

            7.    Non-Solicitation.

            (a) In consideration of the Employer's willingness to enter into this Agreement and provide the payments and benefits provided hereunder, and to give the Employee access to confidential information regarding the Employer's business, the Employee shall not:

                  (i) directly or indirectly, solicit any Customer (as hereinafter defined), or any former or prospective Customer, with a view to inducing such Customer to enter into an agreement, or otherwise do business, with any Competitor (as hereinafter defined) or attempt to induce any Customer to terminate its relationship with the Employer or to not enter into a relationship with the Employer, as the case may be, while an employee hereunder and for a period of two (2) years following the Date of Termination; or

                  (ii) solicit or attempt to solicit the employment of any employee of the Employer, or any person employed by the Employer during the prior one (1) year period, or attempt to solicit or induce any such employee or person to leave the employ of the Employer for a period beginning on the Date of Termination and ending two (2) years following such date.


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            (b)   For purposes of this Section 7:

                  (i) A "Competitor" shall mean any person, corporation, firm, partnership, proprietorship or other entity engaged in the same business as the Employer or, if the Competitor is engaged in businesses other than such business, the departments, divisions, affiliates, subsidiaries or other units of the Competitor engaged in such business.

                  (ii) A "Customer" shall mean (1) any person or entity that sells, purchases or in any way utilizes the products or services of the Employer or (2) any person or entity that has an active business relationship with, or has referred business to, the Employer at the time of the Date of Termination.

            8. Third Party Beneficiary Right; Enforcement. The Employee hereby agrees and acknowledges that his obligations under Sections 6 and 7 hereof are for the benefit of the Employer, and its successors and assigns, and that such successors and assigns shall have the right to enforce such provisions hereof to the same extent and in the same manner as the Employer. The Employee acknowledges and agrees that in the event of the Employee's breach or threatened breach of the covenants in Sections 6 and 7, the Employer's damage and harm would be immediate and irreparable, would be difficult to ascertain, and not subject to adequate remedy at law. Accordingly, the Employer shall have the right to enforce the covenants contained in Sections 6 and 7 by specific performance, injunction, and other equitable relief, in addition to any money or other legal damages to which the Employer may be entitled. If the Employer institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employee hereby waives the claim or defense that the Employer has an adequate remedy at law, and the Employee shall not urge in any such action or proceeding the defense that any such remedy exists at law. In addition, the Employer need not post any bond or other security in connection with enforcing the covenants in Sections 6 and 7. Sections 6, 7 and 8 shall survive the termination of the Employee's employment by the Employer.

            9. Reasonableness. The Employee agrees that the Employer engages in businesses worldwide and actively competes worldwide. The Employee agrees that the Employer develops substantial confidential information and proprietary insights and take steps to protect such information and insights. The Employee agrees that he will be given access to such information and insights in consideration, among other things, of his agreement to be bound by this Agreement, including without limitation the confidentiality, non-disclosure, non-solicitation and intellectual property restrictions and covenants set forth in Sections 6 and 7 and in the Employer's Confidential Information and Inventions Agreement. The Employee acknowledges that the restrictions and covenants set forth in this Agreement, including specifically without limitation those restrictions and covenants set forth in Sections 6 and 7, are necessary to prevent the use and disclosure of the Employer's confidential information and to otherwise protect the legitimate business interests of the Employer. The Employee further acknowledges that all of the restrictions and covenants in this Agreement are reasonable in all respects, including without limitation duration, territory and scope of activity. The Employee agrees that the existence of any claim or cause of action by the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants and restrictions set forth in this Agreement.


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            10.   Miscellaneous.

            (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

            If to the Employer:

            ARMKEL, LLC
            469 North Harrison
            Princeton, NJ  08543

            Attention:  Steven Cugine

            If to the Employee:

            Adrian Huns
            31 Planters Row
            Skillman, NJ  08858

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

            (b) This Agreement by and between the Employee and the Employer constitutes the entire agreement between the parties hereto with respect to the Employee's employment, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the Employee's employment.

            (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

            (d) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee. The Employee specifically consents to the assignment of this Agreement, and all rights of the Employer contained herein, including without limitation rights under Sections 6, 7 and 8, to any successor or assign of the Employer.


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            (e)   The Employer may withhold from any amounts payable to the
Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

            (f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REFERENCE TO HER PRINCIPLES OF CONFLICTS OF LAW.

            (g) Any dispute or claim, other than a violation or purported violation by the Employee of Section 6 or 7 hereof, arising out of or relating to this Agreement or otherwise relating to the employment relationship with the Employer, shall be subject to binding arbitration, before a single arbitrator, in Princeton, New Jersey, in accordance with the rules of the American Arbitration Association as the exclusive remedy for such claim or dispute. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The Employee and the Employer agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. The arbitrator shall have no authority to add, delete, or modify any term of this Agreement. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive, exemplary, special, consequential, indirect, or any other extra contractual damages. Each side shall pay one-half of the arbitrator's fee and be responsible for their own attorney's fees.

            (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

            (j) All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

            (k) The Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.



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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    ARMKEL, LLC


                                    By: /s/ Steven P. Cugine
                                        --------------------------------------
                                        Name:   Steven P. Cugine
                                        Title:  Vice President, Human Resources



                                              /s/Adrian Huns
                                    ------------------------------------------
                                    ADRIAN HUNS






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